China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 1

FOR IMMEDIATE RELEASE

China Agri-Business Comments on Financial Results for the Year 2009

XI’AN, China, April 22, 2010 /PRNewswire-Asia-FirstCall/ -- China Agri-Business, Inc. (“China Agri” or “the Company,” OTC: CHBU), a manufacturer and distributor of organic agricultural application products in China, today commented on its financial results for the year ended December 31, 2009, which were included in the Company’s Form 10-K filed with the Securities and Exchange Commision on April 15, 2010.

Year 2009 Highlights
•	Sales increased 4.0% to $3.04 million in 2009 from $2.92 million in 2008.
•	Gross profit decreased 6.3% to $1.97 million in 2009 from $2.10 million in 2008.
•	Net income decreased 21.6% to $1.05 million in 2009 from $1.35 million in 2008.
•	Diluted earnings per common share decreased 20.0% to $0.08 in 2009 from $0.10 in 2008.
•	At year end 2009, China Agri had 49 direct sales stores, most of which were added during the year.
•	At year end 2009, China Agri had 103 independent stores enrolled in its Super Chain Sales Partner Program in 2009, most of which were added during the year.

Mr. Liping Deng, Chief Executive Officer, President, and Director of China Agri-Business, commented on the Company's results for 2009 and the Company’s outlook, "In the fourth quarter of 2008, we started an aggressive initiative that we call the ‘New Agriculture-Generator.’ The primary purpose of the initiative is to expand our business by creating our own sales network of direct sales stores for our products and also by partnering with existing stores to create a super chain of branded stores that feature China Agri’s products. We believe this initiative will create closer relationships for us with farmers in the rural areas of China where our direct sales stores and the super chain stores are located.

“We made great progress as we expanded both of these channels in 2009. By year end 2009, we had 49 direct sales stores, controlled and managed by us, and 103 branded super chain stores. Those are just the start. These two distribution channels in 2009 together accounted for 34 percent of our sales for the year; two years ago, neither channel existed. The remaining 66 percent of our sales in 2009 were distributed through the traditional sales network that consists of independent wholesalers, distributors, and retailers.

“We expect to continue establishing direct sales stores in 2010, at a relatively rapid rate. For example, in the first quarter 2010, we opened approximately 200 additional direct sales stores in the Shaanxi and Hunan provinces, timed to capture sales near the start of the outdoor growing season. We expect to continue that aggressive expansion and believe we can have as many as 500 direct sales stores operating by the end of the year 2010.”

Another component of our New Agriculture-Generator initiative is establishing, in conjunction with participating retailers, a club membership system that will enable the Company to measure and monitor the use of its products by farmers and to improve the Company’s efforts to provide training and other support services to farmers.

In addition to the Company's continued market-expanding efforts, the Company acquired a new product license to produce potassium and magnesium fertilizer on February 14, 2010. The license cost is approximately $117,000. The estimated cost relating to associated production equipment is approximately $293,000. The Company believes that acquiring licenses to existing products will enable it to increase revenues more quickly than by solely relying on developing its own new products. The Company will continue to look for such licensing opportunities in the future.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 2

Mr. Deng summarized, “Clearly, we were very aggressive in 2009 in expanding our distribution channels, getting direct contact with farmers, and gaining access to land use rights to prepare for our future growth, all while continuing to manufacture our organic agricultural application products that help farmers grow more and better crops. These efforts added expenses in 2009, which pressured our net income.

“As we continue our expansion and long-term growth programs in 2010, although they are likely to continue to pressure net income, we believe that they will create long-term value for our shareholders. An additional benefit is the support and encouragement we give to farmers, which we believe should further support our growth and success. We look forward to 2010 with great excitement.”

Sales

We manufacture and market more than 50 organic biochemical agricultural application products, including non-toxic fertilizers, bactericides, and fungicides, that are used in farming. Crops grown with our products are eligible to qualify for the “AA Green Food” rating in China.

Sales for the year ended December 31, 2009 increased $116,175 or 4.0 percent to $3,038,560 in 2009 from $2,922,385 in 2008. The increase in sales is mainly attributable to positive responses to our “New Agriculture-Generator” campaign, partly offset by lower sales through the traditional sales network.

Sales by distribution channel

Sales from our “Super Chain Sales Partner Program,” which was designed to expand our own branded store distribution network and establish a closer relationship with farmers through agricultural cooperatives in the rural areas of China, totaled $619,637 or 20.4 percent of total sales in 2009.

Sales from our “Direct Sales Store Program” totaled $414,356 or about 13.6 percent of total sales in 2009.  Products sold through this channel are sold directly to the retailer who sells the products to the customer. In this channel, the retailer typically is an independent business and is not owned or affiliated with us, except as one of several suppliers for the retailer’s business. Since the direct sales program was new in 2009, the Company had no sales through this “direct to stores” channel in 2008.

Sales through traditional independent distributors totaled $2,004,567 or 66.0 percent of total sales in 2009.

At year end 2009, the Company had 103 branded super chain stores, with the majority those located at Shaanxi province and the Hunan province. In addition, the Company had 49 direct sales stores, which are controlled and managed directly by the Company. These direct sales stores are located in the Shaanxi province.

Cost of goods sold,  gross profit, and gross profit margin

	Total	Direct Sale Stores	Branded Stores	Traditional Sales
Sales in 2009	$3,038,560	$414,356	$619,637	$2,004,567
Cost of Goods Sold	1,065,599	297,418	182,143	586,038
Gross Profit	$1,972,961	$116,938	$437,494	$1,418,529
Gross Profit Margin	64.93%	28.22%	70.60%	70.76%

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 3

Cost of goods sold increased $248,127 or 30.4 percent to $1,065,599 in 2009 from $817,472 in 2008. The increase in cost of goods sold and decrease of gross profit margin was mainly due to our new expansion into direct sales stores. To attract more farmers to our direct sales stores by offering a broad range of fertilizers, we also sell fertilizers made by other companies. The gross margin on these third-party fertilizers is about 20 percent. During 2009, third-party products totaled $297,906 of the cost of goods sold. We did not have direct sale stores in 2008.

Gross profit decreased $131,952 or 6.3 percent to $1,972,961 in 2009 from $2,104,913 in 2008. The decrease in gross profit was due mainly to our new selling efforts explained above.

Gross profit margin (gross profit as a percent of sales) was 64.9 percent in 2009, down 7.1 percentage points from 72.0 percent in 2008. The decrease resulted mainly from our selling efforts mentioned above. We expect our gross profit will continue to be somewhat lower in 2010 due mainly to the expansion of our new distribution channels.

Comparison of net income for the year ended December 31, 2009 and 2008:

	2009	2008

Gross profit	$1,972,961	$2,104,913

Selling and marketing	212,754	316,272
Professional fees	228,587	174,869
Depreciation and amortization expenses	46,602	60,947
Other general and administrative expenses	220,099	177,190
Total selling, general, and administrative expenses	708,042	729,278
Income from operations	1,264,919	1,375,635
Interest income	23,315	28,107
Interest expense	(225,288)	(58,403)
Loss on disposal of assets	(8,685)	-
Net income	$1,054,261	$1,345,339

Selling and marketing expenses

Selling and marketing expenses decreased $103,518 or 32.7 percent to $212,754 in 2009 from $316,272 in 2008. The decrease of selling and marketing expense was primarily due to the absence in 2009 of our launch of our “Super Chain Sales Partner Program” during fourth quarter of 2008. Approximately $190,000 was expensed for this initiative during the fourth quarter 2008.

Professional fees

Total professional fees increased $53,718 or 30.7 percent to $228,587 in 2009 from $174,869 in 2008. We expect professional fees will remain high in the future primarily because we are a public company. Professional fees consist of audit and review fees, legal and attorney fees, director fees, and contracted professional service fees.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 4

Other general and administrative expenses

Other general and administrative expenses increased $42,909 or 24.2 percent to $220,099 in 2009 from $177,190 in 2008. Higher other general and administrative expenses in 2009 were mainly due to an increase of $25,346 in research and development expenses. Other general and administrative expenses generally consist of wages and related benefits, research and development expenses, rent and utility expenses, office expenses, bad debt expense, and travel and miscellaneous expenses.

Interest expense

Interest expense increased $166,885 or 285.7 percent to $225,288 in 2009 from $58,403 in 2008. Interest expense in 2009 consisted of amortization of deferred financing costs of $106,147, amortization of fair value of warrants of $75,458, amortization of beneficial conversion feature of $25,023, and loan interest of $18,660. These expenses related to the convertible notes issued in September 2008. The Company paid $15,000 in interest to the investors in September 2009.

Tax-exempt status in the People’s Republic of China

Xinsheng is subject to a 25 percent standard enterprise income tax in China. Due to Xinsheng’s agricultural activities, the National Tax Bureau in Xi’an High-Tech Development Zone granted Xinsheng annual exemptions from this tax for the years ending December 31, 2009 and 2008.

For purposes of comparison, had we been subject to the 25 percent income tax, our operating cash flow and net income would have been reduced by approximately $385,235 in 2009 and $387,626 in 2008.

Net income

Net income decreased $291,078 or 21.6 percent to $1,054,261 in 2009 from $1,345,339 in 2008, primarily due to the higher cost of goods sold and the increase in noncash interest expense as explained above.

Foreign currency translation

Xinsheng’s functional currency is the Chinese renminbi (“RMB”). The appreciation of the RMB against the U.S. dollar will have a positive effect on our cash position, and vice versa. For the year 2009, the exchange rate had a positive effect of $14,563 on our cash flows. For the year 2008, the exchange rate had a positive effect of $471,334 on cash flows.

Liquidity and capital resources

Cash and cash equivalents increased $1,313,021 or 15.8 percent to $9,625,657 at December 31, 2009 from $8,312,636  at year end 2008. Cash and cash equivalents accounted for 86.6 percent of total assets at December 31, 2009, compared with 85.0 percent of total assets at year end 2008.

Net cash provided by operating activities was $1,296,338 in 2009 and $1,549,516 in 2008. The decrease resulted primarily from the reduction in net income in 2009.

Net cash provided by investing activities was $4,923 in 2009 and $(5,300) in 2008. In the first quarter 2009, the Company received total proceeds of $131,760 from the disposal of unused equipment and product rights. Cash used in investing activities for the acquisition of property, plant, and equipment was $(126,837) in 2009 and $(5,300) in 2008.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 5

Net cash used in financing activities was $(2,803) in 2009 and was primarily a repayment on a mortgage loan to a bank. Net cash provided by financing activities was $312,638 in 2008, which was due to proceeds of $500,000 from a private placement of convertible notes and warrants, less financing costs of $187,362.

Sources of liquidity

We presently do not have any available credit, bank financing, or other external sources of liquidity. We believe that our existing cash resources will be sufficient to meet our existing operating requirements for the foreseeable future. However, we are seeking opportunities to expand our manufacturing and distribution capabilities in the PRC that may require an investment beyond our existing cash resources. Accordingly, we expect that we will require additional funding through additional equity and or debt financings. However, there can be no assurance that  any additional financing will become available to us, and if available, on terms acceptable to us.

The conversion of our outstanding notes and exercise of our outstanding warrants into shares of common stock would have a dilutive effect on our common stock, which would in turn reduce our ability to raise additional funds on favorable terms. In addition, the subsequent sale on the open market of any shares of common stock issued upon conversion of our outstanding notes and exercise of our outstanding warrants could affect our stock price which would in turn reduce our ability to raise additional funds on favorable terms.

Any financing, if available, may involve restrictive covenants that may affect our ability to conduct our business or raise additional funds on acceptable terms. If we are unable to raise additional capital when required or on acceptable terms, we may have to delay, scale back, or discontinue our expansion plans.

About China Agri-Business, Inc.

China Agri-Business, Inc., through its operating company in China, Shaanxi Xinsheng Centennial Agriculture and Technology Co., Ltd., manufactures and sells non-toxic fertilizer, bactericide, and fungicide products used for farming in China. Crops grown with Xinsheng's products are eligible to qualify for the "AA Green Food" rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the People's Republic of China (However, our products themselves do not bear the "AA green food" designation). The green food rating system consists of an "A" rating and a more stringent "AA" rating. The "AA" rating indicates that the crops contain minimal chemical residue from fertilizers.

The Company's two primary product groups are organic fertilizer (Xinsheng Luyuan brand) and bactericides (Xinsheng Lufeng brand). The Company has a total of five brands and produces more than 50 different applications, including products designed to stimulate plant growth, condition soil, and prevent and cure plant diseases and parasites. The Company has products for a variety of crops, including potatoes, vegetables, cotton, and fruit plants, and orchard trees. The products can be used either alone or to supplement other products. The Company's Xinsheng's manufacturing facilities are located in Xi'an, Shaanxi province, China.

For more information about China Agri, please visit http://www.chinaagri-business.com.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 6

Safe Harbor and Cautionary Statement

This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions, or other characterizations of future events or circumstances and are generally identified by the words anticipates, believes, could, estimates, expects, intends, may, plans, seeks, would, and similar expressions.

Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in China Agri’s annual report on Form 10-K for the year 2009 and other documents the Company files with the United States Securities and Exchange Commission, which are available at http://www.sec.gov. The Company assumes no obligation to update any such forward-looking statements except as required by law.

For more information, please contact:

Delong Zhou CPA, P.C.
Chief Financial Officer
Telephone +1 917 825 2997
delongcpa@hotmail.com

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xi’an, Shaanxi, China 710065
Telephone +86 29 6859 6556 or 6557
www.chinaagri-business.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

Financial statements follow.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 7

China Agri-Business, Inc.
Consolidated Statements of Income and Comprehensive Income
For The Three Months and Years Ended December 31, 2009 and 2008

	Three months ended
	December 31,		Year ended December 31,
U.S. dollars	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Sales of products	$1,247,656	$787,894	$3,038,560	$2,922,385
Cost of goods sold	546,118	204,673	1,065,599	817,472
Gross profit	701,538	583,221	1,972,961	2,104,913
Selling, general and administrative expenses	188,592	369,241	708,042	729,278
Income from operations	512,946	213,980	1,264,919	1,375,635
Interest and other income	6,243	6,373	23,315	28,107
Loss on impairment of products rights	(8,685)	-	(8,685)	-
Income before interest expense and taxes	510,504	220,353	1,279,549	1,403,742
Interest expense	(57,878)	(57,785)	(225,288)	(58,403)
Income before income taxes	452,626	162,568	1,054,261	1,345,339
Income taxes	-	-	-	-
Net income	452,626	162,568	1,054,261	1,345,339

Other comprehensive income (loss) - foreign currency
translations adjustment	$17,718	(32,908)	13,632	529,512
Comprehensive income	$470,344	$129,660	$1,067,893	$1,874,851

Earnings per common share:
Basic	$0.03	$0.01	$0.08	$0.10
Diluted	$0.04	$0.01	$0.08	$0.10

Weighted average number of common shares used to
compute earnings per common share:
Basic	12,958,574	12,958,574	12,958,574	12,958,574
Diluted	13,958,574	13,966,732	13,958,574

The accompanying notes are an integral part of these financial statements.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 8

China Agri-Business, Inc.
Consolidated Balance Sheets
As of December 31, 2009 and 2008

	As of December 31,
U.S. dollars	2009	2008
Assets
Current Assets
Cash and cash equivalents	$9,625,657	$8,312,636
Accounts receivable, net of allowance for doubtful accounts of $8,300 and $6,524, respectively	28,310	45,165
Inventory	138,253	47,113
Other receivables	7,911	7,329
Prepaid expenses	25,396	22,345
Total current assets	9,825,527	8,434,588

Property, plant and equipment, net of accumulated depreciation of $202,921 and $161,055, respectively	337,995	231,278
Investment in Tienwe Technology	879,000	879,420
Deferred financing costs, net of accumulated amortization of $134,550 and $28,403, respectively	72,732	178,879
Intangible assets, net of accumulated amortization of $13,115 and $47,493, respectively	3,724	59,495
Total assets	$11,118,978	$9,783,660

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$8,779	$-

Current portion of convertible notes, net of unamortized debt discounts of $72,499 and $0, respectively	427,501	-
Accounts payable and accrued liabilities	286,128	234,007
Total current liabilities	722,408	234,007

Long-term Liabilities
Long-term debt	105,618	-
Convertible notes, net of unamortized debt discounts $0 and $172,980, respectively	-	327,020
Total long-term liabilities	105,618	327,020
Total liabilities	828,026	561,027

Stockholders' Equity
Undesignated preferred stock, par value $.001 per share; authorized 4,900,000 shares; none issued	-	-
Common stock, par value $.001 per share; authorized 100,000,000 shares, issued and outstanding
12,958,574 and 12,958,574, respectively	12,959	12,959
Additional paid-in capital	4,370,212	4,369,786
Retained earnings	4,708,473	3,654,212
Accumulated other comprehensive income	1,199,308	1,185,676
Total stockholders' equity	10,290,952	9,222,633
Total liabilities and stockholders' equity	$11,118,978	$9,783,660

The accompanying notes are an integral part of these financial statements.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 9

China Agri-Business, Inc.
Consolidated Statements of Cash Flows
For the Three Months and Years Ended December 31, 2009 and 2008

	Three months ended
	December 31,		Year ended December 31,
U.S. dollars	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Operating activities
Net income	$452,626	$162,568	$1,054,261	$1,345,339
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (reduction in) allowance for doubtful accounts	3,235	(32,103)	1,758	(18,785)
Depreciation of property, plant, and equipment	13,504	10,345	42,673	47,374
Amortization of intangible assets and deferred financing costs	26,007	32,694	115,627	47,726
Amortization of debt discount and fair value of warrants	25,202		100,907	26,250
Loss on impairment of products rights	8,685	8,685	8,685	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	(3,135)	29,350	15,079	37,420
Increase in other receivable	(582)	35	(582)	(474)
Increase (decrease) in inventory	(25,310)	22,768	(91,140)	13,469
Decrease (increase) in prepaid expenses	6,434	(18,117)	(3,051)	(16,610)
Increase (decrease) in accounts payable and accrued liabilities	60,457	(9,110)	52,121	67,807
Net cash provided by operating activities	567,123	224,680	1,296,338	1,549,516

Investing activities
Proceeds from return of unused manufacturing equipment and production rights to respective vendors for cash equal to the asset's current Company
book value	-	-	131,760	-
Property, plant, and equipment additions	117,808	(558)	(126,837)	(5,300)
Net cash used in investing activities	117,808	(558)	4,923	(5,300)

Financing activities
Proceeds from long-term debt	(117,200)	-	-	-
Repayment of long-term debt	(2,107)	-	(2,803)	-
Proceeds from convertible notes	-	16,320	-	500,000
Financing costs	-	(73,162)	-	(187,362)
Net cash provided by (used in) financing activities	(119,307)	(56,842)	(2,803)	312,638

Effect of exchange rate changes on cash and cash equivalents	16,567	(23,916)	14,563	471,334
Increase in cash and cash equivalents	582,191	143,364	1,313,021	2,328,188
Cash and cash equivalents, beginning of period	9,043,466	8,169,272	8,312,636	5,984,448
Cash and cash equivalents, end of period	$9,625,657	$8,312,636	$9,625,657	8,312,636

Supplemental Disclosures of Cash Flow Information
Interest paid	$2,500	$-	$17,500	$-
Income taxes paid	$-	$-	$-	$-

Supplemental Schedule of Non-cash Investing and Financing
Activities
Cost of building acquired	$244,073	-	$244,073	-
Less, purchase price paid in cash	126,873	-	126,873	-
Cost of building acquired, net of purchase price paid in cash	$117,200	-	$117,200	-

Relative fair value of warrants and beneficial conversion feature	$-	$(19,920)	$-	$199,230
Fair value of Placement Agent warrants recorded as financial cost, deferred
financing costs and additional paid-in capital	$426	$19,920	$426	$19,920

The accompanying notes are an integral part of these financial statements.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business Comments on Financial Results for the Year 2009, April 22, 2010, page 10

China Agri-Business, Inc.
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2009 and 2008

					Accumulated
	Common	Common	Additional		Other
	Stock	Stock	Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income	Total
Balance, December 31, 2007	12,958,574	$12,959	$4,150,636	$2,308,873	$656,164	$7,128,632
Relative fair value of warrants and
beneficial conversion feature included in
sale of convertible notes	-	-	199,230	-	-	199,230

Fair value of Placement Agent warrants	-	-	19,920	-	-	19,920
Net income for the year ended
December 31, 2008	-	-	-	1,345,339	-	1,345,339

Foreign currency translation adjustment	-	-		-	529,512	529,512
Balance, December 31, 2008	12,958,574	12,959	-	3,654,212	1,185,676	9,222,633
Fair value of additional warrants issued
to Placement Agent	-	-	426	-	-	426
Net income for the year ended
December 31, 2009	-	-	-	1,054,261	-	1,054,261

Foreign currency translation adjustment	-	-	-	-	13,632	13,632
Balance, December 31, 2009	12,958,574	$12,959	$4,370,212	$4,708,473	$1,199,308	$10,290,952

The accompanying notes are an integral part of these financial statements.